EXHIBIT 10.10
     u.s. Energy
ENERGY MANAGEMENT AGREEMENT
(Site Development and Operations)
The purpose of this Agreement is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Red River Energy (“Client”) related to the provision of energy management services.
PROJECT DESCRIPTION: Client is developing a 50 million gallon per year ethanol plant (“ Plant’) to be located in Eastern North Dakota or Western Minnesota. The Plant will have approximately a 5 MW peak usage in electricity and will have a thermal/heat load of approximately 4,200 MMBtu. The fuel source for thermal/heat loads will be coal, natural gas or fuel oil.
U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of fuel (natural gas, coal or fuel oil) and electricity for the Plant. These services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Completion Date”). The Completion Date shall be determined when the Plant begins producing ethanol. These services will be provided to Client upon request:
A. Energy Infrastructure Advisory Services During the Construction Period
1.	Provide an economic comparison of using natural gas, coal or fuel oil for each site identified as a potential location for the plant.
2.	Once a fuel source and site decision is made, U.S. Energy will solicit service proposals from qualified suppliers, evaluate such proposals, and make recommendations to the Board regarding supplier selections.
3.	U.S. Energy will participate in final service agreement negotiations, then during the construction period insure contract compliance.
4.	Provide advisory services to Client regarding electric pricing and service agreements.
a.	Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

b.	Negotiate final electric service agreements that meet the pricing and reliability requirements of Client, including options for third party access to electric metering.

c.	Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy’s monthly fee herein, and must be pre-approved by Client.
5.	Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.
6.	Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.
B. On-Going Energy Management Services Following the Completion Period
U.S. Energy will provide the following services at Client’s request:
1.	Provide fuel information to minimize the cost of fuel purchased. This will include acquiring multiple supply quotes and reporting to Client the various supply index and fixed prices. U.S. Energy will not take title to Client fuel supplies, but will communicate supply prices and potential buying strategies.

2.	Negotiate with coal mines, railroads, terminals, pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Client’s performance criteria at the lowest possible cost.

3.	Develop and implement a price risk management plan that is consistent with Client’s pricing objectives and risk profile.

4.	Provide daily nominations to the suppliers, pipeline, railroad, terminals and other applicable shippers for fuel deliveries to the Plant. This will include daily electronic confirmations to Client of all nominations and shipments and actual daily usage.

5.	Provide a consolidated monthly invoice to Client that reflects all applicable fuel and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

6.	Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.

7.	On-going review and renegotiation of electric service costs, as required. This may include:
a.	Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

b.	Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

c.	Identifying on-site generation opportunities as market conditions change.

d.	Provide a monthly projection of energy (natural gas and electricity) and annual summaries.
8.	Provide fuel and electric energy operating budgets for the Plant.

9.	Perform initial sales tax exemption audits for energy consumption costs as required and allowed by state tax laws.
TERM: The initial term of this Agreement shall commence on June 1, 2005 and continue until six (6) months after the Plant’s Completion Date. The Agreement shall be month-to-month after the initial term. This Agreement may be terminated by either party effective after the initial term upon thirty (30) days prior written notice. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination.
FEES: U.S. Energy’s fee for services described above during the term of this Agreement shall be $2,900 per month, plus pre-approved travel expenses. Client may defer payment on the invoiced amounts until financing for the plant has been secured. Deferred invoice amounts shall not bear interest. Plant financing shall be deemed to be secured at the time Client and its project lender(s) actually execute and deliver all required documents for dosing the loans necessary to finance the complete construction of the Client. In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party. Payment of pre-approved travel expenses shall not be deferred. If Client experiences significant delays in its project timeline and it is necessary for U.S. Energy to delay work on Client’s energy management activities, U.S. Energy will suspend its activities and suspend invoicing Client until U.S. Energy’s activities resume.
U.S. Energy’s fee will increase 4% per year on the annual anniversary date of the effective date of this Agreement.
BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice Client for appropriate energy costs from the previous month and for the U.S. Energy retainer for the current month. Client shall pay U.S. Energy within ten (10) days of receipt of invoice.
TAXES: Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or electricity and the provision of services hereunder.
CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client’s request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy’s services hereunder without first discussing such proposed disclosure with Client.
INDEMNIFICATION: U. S. Energy agrees to indemnify Client for and against all liabilities, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature that may be imposed on, incurred by, or asserted against Client, in any way relating to or arising out of Client’s execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby to the extent that such liabilities, losses, etc. arise form actions of U. S. Energy exceeding the scope of the agency provided in this agreement..
NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:	GOLD ENERGY, LLC
1183 6th Street South
Wahpeton, North Dakota 58075

U.S. Energy:	U.S. Energy Services, Inc.
(Payment)	c/o US Bank SDS 12-1449
Account #: 173100561153 P.O. Box 86
Minneapolis, MN 55486

(Notices):	U.S. Energy Services, Inc. 1000
Superior Blvd, Suite 201 Wayzata,
MN 55391
Attn: Contract Administration
ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client.
APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

Agreed to and Accepted by:

Gold Energy, LLC

By:	/s/ L. O Nesvig

Name:	[Handwritten: L.O. Nesvig]
(Print)

Title:	[Handwritten: chairman]

Date:	[Handwritten: 5/26/05]

U.S. Energy Services, Inc.

By:	/s/ Todd D. Overgard

Name	[Handwritten: Todd D. Overgard]
(Print)

Title:	[Handwritten: VP-Operations]

Date:	[Handwritten: 8/17/05]

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